Exhibit 10.23

EXECUTION COPY

MGH PARTIAL ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this Agreement), dated as of March 28, 2007, by and between AGA AB, a Swedish aktiebolag and subsidiary of Linde AG, having an office at Agavägen 1, 181 81 Lindingö, Sweden (the Assignor), and INO THERAPEUTICS LLC, a Delaware limited liability company, having an office at 6 Route 173, Clinton, New Jersey 08809, USA (the Assignee).

W I T N E S S E T H:

WHEREAS the Assignor has agreed to sell, assign and transfer to the Assignee such of the Assignor’s rights, title and interest in and to the MGH License, and to delegate to the Assignee such of the Assignor’s obligations and duties under the MGH License, as relate to the Assigned Territories, so that INO-T is able to continue its existing business and the Assignee has agreed to accept the same; and

WHEREAS the Assignor proposes to retain such of the Assignor’s rights, title and interest in and to the MGH License, and such of the Assignor’s obligations and duties under the MGH License, as relate to the Linde Territories, so that Assignor is able to continue its existing business in the Linde Territories, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Definitions

1.1          As used herein, the following terms have the following respective meanings:

Affiliate shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person (and for this purpose, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

Assigned Interest shall mean the rights of the Assignor under the MGH License, including rights of research and development worldwide, including all rights of the Assignor under Section 3.2 of the MGH License, and Exploitation Rights in the Assigned Territories, including the Patent Rights and the right to use Technological Information set forth in Section 2 of the MGH License, but excluding the Exploitation Rights of the Assignor in the Linde Territories.

Assignment Date shall mean the date of Closing.

Assumed Obligations shall mean all the obligations and duties of the Assignor under the MGH License other than the royalty and other payment obligations, including obligations and duties relating to research and development worldwide, including all obligations and duties of the

Assignor under Section 3.2 and 3.3 of the MGH License, and obligations and duties relating to Exploitation Rights in the Assigned Territories, but excluding the obligations and duties of the Assignor relating to Exploitation Rights in the Linde Territories.

Assigned Territories shall mean everywhere in the world outside the Linde Territories.

Contract shall mean any written contract, agreement, instrument, lease, license, indenture or promissory note.

Closing shall have the meaning set forth in the SPA.

Exploitation Rights shall mean the right to manufacture, have manufactured, import, stock, use, sell, have sold, offer to sell and otherwise commercialise Products.

Linde Territories shall mean Albania, Andorra, Armenia, Austria, Azerbaijan, Azores, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Canary Islands, Channel Islands, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faeroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Ireland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madeira, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Montenegro, Romania, Russian Federation, Serbia, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and United Kingdom.

Losses shall mean direct loss, liability, claim, damage or expense, including reasonable and documented legal fees and expenses incurred in connection therewith.

MGH Assignment Agreement shall mean the contract assignment between MGH and the Assignor referred to in the SPA.

MGH License shall mean the Amended License Agreement between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital (MGH), and the Assignor dated 31 December 1998, as amended by the Amendment Agreement dated January 1, 2000.

MGH Sub-License Agreement shall mean the sub-license agreement between the Assignor and the Assignee under the MGH License referred to in the SPA.

Parties shall mean the Assignor and the Assignee and Party shall mean the Assignor or the Assignee (as the case may be).

Person shall mean any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

SPA shall mean the sale and purchase agreement dated February 22, 2007 between Linde Gas Inc., Linde AG, Ikaria Holdings, Inc., Ikaria Acquisition Inc. and Ikaria, Inc.

1.2          All other capitalised terms shall have the meanings specified in the MGH License.

2.                                      ASSIGNMENT AND ASSUMPTION

2.1          Effective on and as of the Assignment Date, pursuant to Section 10.8 of the MGH License:

(a)                                 the Assignor hereby (i) sells, assigns and transfers to the Assignee, and the Assignee hereby accepts from the Assignor, all of the right, title and interest of the Assignor in and to the Assigned Interest, including the right to exclusively grant sub-licenses within the Assigned Territories pursuant to Section 2.1(b) of the MGH License; and (ii) assigns and transfers to the Assignee the Assumed Obligations; and

(b)                                 the Assignee hereby accepts the Assigned Interest and assumes the Assumed Obligations and agrees to satisfy and perform all liabilities and obligations of the Assignor concerning the Assumed Obligations.

3.                                      ROYALTIES AND PAYMENTS

3.1          The Assignor hereby assigns and transfers to the Assignee and the Assignee hereby accepts the royalty obligations set forth in Sections 5.1 to 5.4 of the MGH License and the related reporting and payment obligations set forth in Section 6 of the MGH License, arising prior to, on or after the Assignment Date, insofar as they relate to research and development anywhere in the world and/or sales of Products in the Assigned Territories.

3.2          The Assignee shall not be liable for any of the milestone payments set forth in Sections 5.5 and 5.6 of the MGH License.

4.                                      ACCRUED RIGHTS, OBLIGATIONS AND LIABILITIES

The Assignor and Assignee acknowledge and agree that this Agreement operates to assign, transfer and delegate all of the Assignor’s accrued rights, liabilities and obligations already in existence under the MGH License at the Assignment Date or attributable to any period prior to the Assignment Date, concerning research and development anywhere in the world and/or concerning sale of Products in the Assigned Territory, including all claims and demands in relation to them.

5.                                      NO WARRANTIES

The assignment made by the Assignor to the Assignee set forth in this Agreement shall be made by the Assignor without any warranties or indemnities.

6.                                      SUB-LICENSES

If either Party grants a sub-license within any of its respective exclusive territories pursuant to Section 2.1(b) of the MGH License, promptly after execution of such sub-license such Party will notify the other Party in writing of the name of the sub-licensee and the general scope of the sub-license.

7.                                      ADVISORY COMMITTEE AND BUSINESS PLAN

7.1          The members of the Advisory Committee to be appointed by the licensee to the MGH Licence pursuant to Section 3.2 of the MGH License shall be appointed by the Assignee and not by the Assignor.

7.2          The Assignee shall provide the Assignor with a brief written report of each meeting of the Advisory Committee within thirty (30) days of the meeting being held, provided that, if MGH objects to such reporting, the Parties shall work together to agree an appropriate process to keep the Assignor informed of material issues relating to the Assigned Interest discussed by the Advisory Committee.

7.3          The Assignee shall be responsible for preparing and providing to MGH the worldwide business, development or other plans required under Section 3.2(d) of the MGH License.  The Assignor shall provide to the Assignee, at no cost, all reasonable information and assistance in relation to the plans insofar as they relate to the Linde Territories and shall work together with the Assignee to agree on any reasonable and appropriate obligations on the Assignor concerning the Linde Territories to be included in any such plans and agree on what is to be submitted to MGH insofar as it relates to the Linde Territories.

8.                                      FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

Neither Party may elect, pursuant to Section 4.2 of the MGH License, to not pay the costs of a certain Patent Right, if the relevant Patent Right is embodied in a priority document on which further international filings may be based, without first notifying the other Party in writing and giving the other Party the option to pay the costs for the Patent Right.  The Parties agree to cooperate with each other and work with MGH to determine an appropriate process acceptable to MGH for handling filing, prosecution and maintenance of Patent Rights by territory.  Until such time as the Parties agree on such a process, the Assignor and the Assignee shall continue to receive from MGH correspondence in relation to the filing, prosecution and maintenance of Patent Rights in the same manner as they do to date.

9.                                      INFRINGEMENT

9.1          In addition to the obligations owed to MGH pursuant to Section 7 of the MGH License, each Party shall inform the other Party if it becomes aware of any infringement of a Valid Claim of an issued Patent Right anywhere in the world.

9.2          Neither Party shall have any right to enforce an issued Patent Right or otherwise initiate an action against a third party for acts occurring in the other Party’s territories.  If either Party (the Acting Party) initiates an action in its own territory to enforce an issued Patent Right or has patent proceedings concerning an issued Patent Right commenced against it in its own territory, (i) the Acting Party shall keep the other Party informed of the progress of such proceedings; and (ii) the other Party (the Observing Party) shall provide reasonable assistance and cooperation at the Observing Party’s expense.

10.                               MGH

10.1        In the event that the discussions with MGH contemplated in the SPA do not result in execution of the MGH Assignment Agreement and the MGH Sub-License Agreement, the Parties shall use reasonable best efforts to agree with MGH amended and restated license agreements concerning their respective rights, title and interest and obligations and liabilities pursuant to the MGH License and this Agreement following the Assignment Date.

10.2        If, pursuant to Section 9.7 of the MGH License, MGH gives written notice to either Party (the Notified Party) that it believes that the development or commercialization of Products under the MGH License has been adversely affected by this partial assignment of the MGH License to the Assignee, the Receiving Party shall promptly provide a copy of the notice to the other Party (the Second Party).  The Second Party shall provide to the Notified Party all reasonable information within the Second Party’s possession and control to assist the Notified Party to address the concerns raised by MGH in the notice.  In preparing evidence to demonstrate to MGH that the adverse events described in the notice from MGH have not occurred, the Notified Party shall take into due consideration any information and evidence provided or suggested by the Second Party.  The Second Party shall, upon notice to the Notified Party, be entitled to take reasonable actions to assist in curing any adverse event identified by MGH in its notice.

10.3        If, pursuant to Section 9.7 of the MGH License, MGH gives written notice to terminate the MGH License or to convert any and all exclusive licenses under the MGH License to non-exclusive licenses, and the Notified Party determines that it does not intend to pay the $500,000 stipulated in Section 9.7 of the MGH License in order to reinstate the MGH License, the Second Party may pay the $500,000.

10.4        If a written notice served by MGH pursuant to Section 9.7 to terminate the MGH License or to convert any and all exclusive licenses under the MGH License to non-exclusive licenses relies on an adverse event resulting from the act or omission or other default of:

(a)                                 the Assignor, then the Assignor shall indemnify and hold the Assignee harmless from all Losses suffered by the Assignee arising out of or relating to the procedures and activities conducted and the payments made by the Assignee pursuant to Sections 10.2 and 10.3 above.

(b)                                 the Assignee, then the Assignee shall indemnify and hold the Assignor harmless from all Losses suffered by the Assignor arising out of or relating to the procedures and activities conducted by and the payments made by the Assignor pursuant to Sections 10.2 and 10.3 above.

11.                               FURTHER ASSURANCES

The Assignor and Assignee hereby agree to execute and deliver such other documents, agreements and instruments, and take such other actions, as either Party may reasonably request in connection with the transactions contemplated by this Agreement.

12.                               MISCELLANEOUS

12.1        Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Assignor and Assignee.  By an instrument in writing, each of the Assignor and Assignee may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

12.2        Assignment

(a)                                 This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party without the prior written consent of the other Party except that a Party may assign this Agreement and the rights and obligations hereunder, to an Affiliate or to an acquirer of substantially all of the assets of such Party.  Any attempted assignment in violation of this Section 12.2 shall be null and void and of no effect.

(b)                                 Each Party shall promptly notify the other in writing if it assigns or transfers its rights and obligations under this Agreement.

12.3        Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

12.4        Notices

All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the Party to be notified, (b) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next Business Day or (c) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time).  All such notices and other communications shall be sent:

(a)                                 if to the Assignor to:

AGA AB

SE-181 81 Lidingö

Sweden

Attention:  Lars Källsäter, Head of Linde Gas Therapeutics

Facsimile:  +46 8 731 91 55

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP

520 Madison Avenue, 34th Floor

New York, NY  10022

United States of America

Attention:  Matthew F. Herman, Esq.

Facsimile:  +1 212-277-4001

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP

65 Fleet Street

London, EC4Y 1HS

United Kingdom

Attention:  Richard G.R.Lister Esq.

Facsimile:  +44 207 832 7001

and

(b)                                 if to the Assignee, to:

INO Therapeutics, LLC

6 Route 173

Clinton, New Jersey 08809

USA

Attention:  Dennis Smith, President and Chief Executive Officer

Facsimile: +1 908 238-6699

INO Therapeutics, LLC

6 Route 173

Clinton, New Jersey  08809

USA

Attention:  Elizabeth Holmberg Larkin, Vice President, Global Finance

Facsimile:  +1 908 238-6699

with a copy (which shall not constitute notice) to:

Fried Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, New York  10004

USA

Attention:                 Aviva Diamant, Esq
Henry Lebowitz, Esq

Facsimile: +1 212 859 4000

12.5        Counterpart Execution and Facsimile Delivery

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Any such counterpart may be delivered by a Party by facsimile, and any Party who signs this Agreement and transmits such signature to the other Party by facsimile or e-mail shall be deemed to have duly executed this Agreement.

12.6        Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S.  registered mail to such Party’s respective address set forth in Section 12.4 above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.6.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.7        Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the Commonwealth of Massachusetts.

12.8        Waiver of Jury Trial

Each Party hereby waives to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement and any transaction contemplated hereby.  Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.8.

12.9        Entire Agreement

This Agreement, along with any documents delivered under this Agreement contain the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ASSIGNOR

AGA AB

/s/ Lars Källsäter
Name:	Lars Källsäter
Title:	Vice President

ASSIGNEE

INO THERAPEUTICS LLC

/s/ Dennis L. Smith
Name:	Dennis L. Smith
Title:	President and CEO